FOR IMMEDIATE RELEASE
Please Contact:	Banyan Corporation Investor Relations	PRESS RELEASE
(800) 808-0899, Michael Gelmon
e-mail: mgelmon@telusplanet.net
www.ChiropracticUSA.net
www.Banyancorp.com

CHIROPRACTIC USA, A BANYAN SUBSIDIARY,
ENTERS AGREEMENTS FOR MICHIGAN MARKET

DETRIOT, Mich. (July 28, 2003) - Banyan Corporation (OTC BB: BANY) subsidiary, Chiropractic USA, Inc. (Chiropractic USA), has entered franchise and area representative agreements with Dr. Marc VanHoogstraat of Oxford, Mich., to convert his chiropractic clinic into a Chiropractic USA franchised location and for the growth of Chiropractic USA franchised clinics in Michigan.

The franchise agreements will convert Drs. Marc VanHoogstraat and Colleen Trombley of Oxford, Mich.-based Lifetime Wellness Chiropractic into a Chiropractic USA franchise effective September 1, 2003. Drs. VanHoogstraat and Trombley have also entered an extensive area representative agreement with Chiropractic USA, which allows for the development of a minimum 100 Chiropractic USA clinics in Michigan over the term of the agreement.

“The development of a nationwide chiropractic franchise is what initially drew me to Chiropractic USA,” said Dr. VanHoogstraat. “Having a national network of professionals for support is an area in which the chiropractic field has always fallen short before now. I am excited to have the opportunity to become a part of a national name that is known for high standards.” Dr. Trombley added, “Joining the Chiropractic USA group provides us all with an opportunity to educate the public, on a much larger scale and with a much greater voice, on the benefits of total wellness a lifetime of chiropractic care provides.”

Chiropractic USA was founded with the goal of creating the first national chiropractic franchise. In July 2002, it acquired a chain of chiropractic clinics in Louisiana to serve as the flagship location and is now rolling out its franchise program. Drs. VanHoogstraat and Trombley are the company’s newest area representatives.

“We are delighted to have Drs. VanHoogstraat and Trombley as an Area Representatives for Michigan,” Banyan CEO Michael Gelmon said. “They are leaders in the chiropractic community and have the potential to meet and exceed our goals for Chiropractic USA in Michigan, while providing only the highest standards of patient care.”

Dr. CJ Mertz, a director of Chiropractic USA and the head of Team WLP Coaching, said, “I am proud to announce that my long-standing clients, Dr. Marc VanHoogstraat and Dr. Colleen Trombley, have become Chiropractic USA’s next mega-franchisee. Drs. VanHoogstraat and Trombley will be an enormously positive force for franchise growth across the country.”

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Drs. VanHoogstraat and Trombley’s area representative agreement for Michigan, in addition to existing Chiropractic USA area representatives, creates franchised locations producing royalty sales for Chiropractic USA at least $75 million per year if the growth targets are met. Chiropractic USA is currently in negotiations with various other area representatives and currently has dozens of applications under review from other areas of the country.

For more information about Chiropractic USA, please visit the Chiropractic USA web site at www.ChiropracticUSA.net.

About Chiropractic USA, Inc.
Chiropractic USA, a subsidiary of Banyon Corporation, was founded in 2001 to establish a national franchise brand in the chiropractic industry. Banyan President Cory Gelmon and Banyan Chief Executive Officer Michael Gelmon are franchise lawyers who founded Domino’s Pizza of Canada Ltd. In early 2003, chiropractic coaches Dr. CJ Mertz of Team WLP and Dr. Dennis Nikitow of Certainty Products joined the Chiropractic USA Management Team. Chiropractic USA embarked on its plan in July 2002 by acquiring a chain of chiropractic clinics in Louisiana to serve as the Chiropractic USA flagship.

About Banyan Corporation
Banyan Corporation is a publicly traded holding company focused on investing in and building a network of operating subsidiaries engaged in various innovative businesses. Currently the company’s subsidiary, Chiropractic USA, Inc., is focusing on the development of branded Chiropractic clinics throughout North America by way of acquisitions of existing clinics as well as franchising Chiropractic clinics under its marks and uniform operating systems and practices. The company’s other subsidiary, Banyan Financial Services, Inc. is providing practice finance solutions to the Chiropractic, Medical, Dental and Healthcare communities.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Banyan Corporation) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the high technology industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Banyan Corporation. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, changes in federal or state tax laws, and market competition factors. For a description of additional risks and uncertainties, please refer to Banyan’s filings with the Securities and Exchange Commission.

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